Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 dated June 2, 2009 registering an additional 2,000,000 shares of common stock) pertaining to the Sonic Automotive, Inc. 2004 Stock Incentive Plan of our reports dated March 31, 2009 (except for Notes 1, 2, 6, 7, 9 and 13 as to which the date is May 27, 2009), with respect to the 2008 consolidated financial statements of Sonic Automotive, Inc. included in the Current Report on Form 8-K dated May 28, 2009, and the effectiveness of internal control over financial reporting of Sonic Automotive, Inc., filed with the Securities and Exchange Commission.

/s/ ERNST & YOUNG LLP

Charlotte, North Carolina

June 2, 2009